77C.     Matters submitted to a Vote of Security Holders

          On May 21, 2004, a Special Meeting of Shareholders was held in order to approve the merger of the Tax-Free Intermediate Term Fund into the Ohio Insured Tax-Free Fund. Shareholders of the Tax-Free Intermediate Term Fund approved the merger by the following vote:

                              Number of Shares
               ------------------------------------------------
               For                    Against           Abstain
               ---                    -------           -------
               1,538,848.369          116,171.751       105,067.065